On October 21, 2022, The Interpublic Group of Companies, Inc. held a conference call to discuss its third-quarter and first-nine-months 2022 results. CALL PARTICIPANTS IPG PARTICIPANTS Philippe Krakowsky Chief Executive Officer Ellen Johnson Executive Vice President, Chief Financial Officer Jerry Leshne Senior Vice President, Investor Relations ANALYST PARTICIPANTS Steven Cahall Wells Fargo David Karnovsky J.P.Morgan Michael Nathanson MoffettNathanson Benjamin Swinburne Morgan Stanley Julien Roch Barclays Tim Nollen Macquarie Craig A. Huber Huber Research Partners

2 COMPANY PRESENTATION AND REMARKS Operator: Good morning, and welcome to the Interpublic Group third-quarter 2022 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin. Jerry Leshne, Senior Vice President, Investor Relations: Thank you. Good morning, I hope you are all well. This morning, we are joined by our CEO, Philippe Krakowsky, and by Ellen Johnson, our CFO. We have posted our earnings release and our slide presentation on our website, interpublic.com. We plan to begin our call with prepared remarks to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern time. We’d like to remind you that during this call we will refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance. To better align with the language in our financial statements, we will use the term “revenue before billable expenses” as well as the more familiar “net revenue” interchangeably. They are identical measures, and there has been no change to the method of calculation. As you will recall, billable expenses in revenue are offset dollar-for-dollar in our operating expenses and therefore have no effect on our results of operations. We will also refer to forward-looking statements about our Company. These are subject to the uncertainties and the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. At this point, it is my pleasure to turn things over to Philippe Krakowsky. Philippe Krakowsky, Chief Executive Officer Thank you, Jerry, and thanks for joining us this morning. I hope you’re all keeping well. As usual, I’ll start out by covering the highlights of our performance in the quarter and the nine months. Ellen will then provide additional details, and I’ll conclude with an update on our agencies and the tone of the business, to be followed by your questions. We are pleased to report a strong third quarter and nine months. Third-quarter organic growth was 5.6%. That’s on top of very strong 15.0% growth a year ago, and it brings our three-year organic growth stack over the period of Covid to 16.9% in the third quarter. Over the first nine months of the year, our organic growth was 8.2%, on top of 12.0% a year ago, which brings three-year growth to 15.7% for the first nine months. Those three-year numbers continue to lead the industry.

3 We once again posted growth across our U.S. and international markets. Domestically, organic growth for the quarter was 4.4%, on top of 14.7% in last year’s third quarter. Organic growth in our international markets was 7.8%, highlighted by growth in every region of the world, and that was on top of 15.4% growth a year ago. Our growth in the quarter was also broad-based across our portfolio, whether viewed by segments, agencies or marketing disciplines. Each of our segments compounds double-digit growth a year ago. Our Media, Data & Engagement Solutions segment grew 3.8% organically, which adds to 15.9% growth last year. Performance here was led by double-digit increases at IPG Mediabrands, while two of our digital specialist agencies decreased from a year ago and are weighing significantly on this segment. At our Integrated Advertising & Creativity Led segment, organic growth was 6.7%, on top of 12.8% growth last year. We had growth at all of our largest agencies, with clear leadership again this quarter by IPG Health, followed by McCann Worldgroup. In our Specialized Communications & Experiential segment, organic growth was 7.8%, highlighted by double-digit growth in our experiential solutions across Jack Morton, Octagon as well as Momentum, along with solid single-digit increases in the public relations discipline. This result builds on the 18.5% growth in the segment that we saw last year. Across client sectors, our growth in the quarter was led by healthcare, retail, financial services, our “other” sector of industrial and public-sector clients and our auto sector. Turning to operating expenses and margin, our results again continue to reflect the strong cost discipline exercised by our operating teams, as well as our ongoing investment behind key growth areas. As you know, our comparisons to last year reflect the ins and outs of the pandemic, though we continue to drive margins at levels that are well above seasonally comparable pre-Covid periods. Net income in the quarter was $251.8 million as reported. Our adjusted EBITA was $356.2 million, resulting in net revenue margin of 15.5%. As expected, that’s below last year’s third quarter, when our growth had accelerated at a rate that was well-ahead of hiring and when certain variable expenses were still at low levels due to the effects of the pandemic. Compared to a year ago, and under our organic growth of 9.1% over the trailing twelve months, headcount has grown approximately 7%. Variable expenses have recovered to higher levels as well, as we have resumed travel and returned to office in far greater numbers. Our diluted earnings per share in the quarter was $0.64 as reported and $0.63 as adjusted for intangibles amortization, restructuring adjustments and our net dispositions.

4 Under our share repurchase program, reauthorized earlier this year, we repurchased 2.6 million shares in the quarter. We’re gratified that our ability to deliver marketing and media solutions, which bring together creativity, technology and data, continues to drive growth with existing clients as well as new client wins. The growth you are seeing is driven largely by these very relevant capabilities, which can solve for an expanding set of marketer needs for more precise, personalized and accountable engagements with their audiences, at an individual level. The strength of our Company is bringing talented people together in our client-centric model to create customized solutions that meet these higher-order client needs, whether those engagements are led by one of our powerful agency brands or through a collaborative IPG Open-Architecture team. These strong and relevant offerings are important for our long-term future as well as at this moment of heightened macroeconomic and geopolitical uncertainty. The current environment is making visibility more challenging, but given our strong year-to-date performance, we are upgrading our expectation for organic growth for the full year to 7%. With growth at that level, we expect to achieve adjusted EBITA margin of 16.6%. Notwithstanding this update to our outlook, we are seeing a more challenging macro environment going forward. On a question following our last call, you’ll remember that I mentioned some clients were asking us to help them scenario plan and think about how they might best redeploy media and marketing investment in the event of a downturn. A majority of our clients are now asking us to engage in this kind of contingency planning, prioritization of activity and a focus on actions that will drive performance and sales. To a lesser degree, we are also seeing some deferrals of digital project work. Historically, we know that marketers that continue to invest through the cycle come out ahead in the long run, with measurable gains in market share and growth. These days, that’s a conversation that’s ongoing with many of our clients, who also know that, given the duration of past downturns, reductions are generally short-lived. At IPG, our differentiated resources of creative and marketing talent, data and technology, as well as outstanding agency brands, along with our diversified and flexible business model and proven management teams, position us well. You can expect that we will hold true to our history of managing effectively even in more challenging times, while also continuing to invest in and advance our offerings for success in an increasingly digital economy. We are, of course, staying close to our clients and to our people. And on that note, I’d like to close this part of my remarks by recognizing and thanking our people for their focus and their work, on behalf of clients, in support of each other, and also for their engagement on the many vital societal issues that are consistent with our culture and values. So at this point, I’m going to hand the call over to Ellen for a more in-depth view on our results.

5 Ellen Johnson, Executive Vice President, Chief Financial Officer: Thank you. I hope that everyone is well. I would like to join Philippe in the recognition of our people and add my thanks to them. As a reminder, my remarks will track to the presentation slides that accompany our webcast. On slide 2, our increase in total revenue, which includes billable expenses, was 3.8%. Our third-quarter revenue before billable expenses — net revenue — increased 1.5%, and organic growth was 5.6%. We grew organically across all regions. The three-year organic stack in the quarter, through the pandemic period, is 16.9%, which demonstrates a historically strong momentum. Third-quarter adjusted EBITA was $356.2 million, with margin of 15.5% on net revenue. Diluted earnings per share was $0.64 cents as reported and $0.63 cents as adjusted. Adjustments exclude the after-tax impacts of the amortization of acquired intangibles, a restructuring adjustment and a non-operating gain from the dispositions of certain small agencies and a business investment. We repurchased 2.6 million of our common shares during the quarter for $73.7 million, bringing share repurchases to 7.1 million through the first nine months of the year. Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. On slide 4, we present net revenue in more detail:  Our net revenue was $2.26 billion in the third quarter of 2021.  Compared to Q3-21, the impact of the change in exchange rates was negative 3.6%, with the dollar stronger against currencies in nearly all of our international markets.  The impact of net divestitures of certain small, nonstrategic businesses was negative 50 basis points.  Our organic increase was 5.6%.  The result was net revenue of $2.30 billion in this year’s third quarter. Further down this slide, we break out segment net revenue performance. Our Media, Data & Engagement Solutions segment grew 3.8% organically, on top of 15.9% in the third quarter of 2021. As you can see on this slide, the segment is comprised of IPG Mediabrands, Acxiom, Kinesso and our digital specialist agencies. At one end of the spectrum, IPG Mediabrands grew at a double-digit rate organically, while, at the other end, we experienced softness at R/GA and Huge, which weighed on our results both at the segment and IPG level. Organic growth at our Integrated Advertising & Creativity Led Solutions segment was 6.7%, which was on top of 12.8% a year ago. As a reminder, the segment is comprised

6 of IPG Health, McCann, MullenLowe, FCB and our domestic integrated agencies. Our growth in the quarter was led by a strong increase at IPG Health and solid growth at McCann. At our Specialized Communications & Experiential Solutions segment, organic growth was 7.8%, which compounds 18.5% in last year’s third quarter. The segment is comprised of Weber Shandwick, Golin, Jack Morton, Momentum, Octagon and DXTRA Health. We were led by double-digit increases in our experiential solutions and had mid-single-digit growth in our PR discipline. Slide 5 presents our organic change of net revenue by region:  In the U.S., which was 66% of net revenue in the quarter, our organic increase was 4.4%.That is on top of 14.7% a year ago, and was driven by disciplines and agencies across the range of our offerings. We were led by IPG Health, IPG Mediabrands, Mediahub, Jack Morton and Momentum.  International markets were 34% of our net revenue in the quarter and increased 7.8% organically. That is on top of 15.4% a year ago. o Continental Europe increased 4.7%. We were led by growth across France, Italy, Spain and the Netherlands. Germany was down slightly in the quarter, on top of 13% growth a year ago. o The U.K. increased 4.9% organically. Our performance was led by media, experiential and IPG Health. o AsiaPac grew 5.6% organically, with broad-based growth across our largest markets, including Australia, India, Singapore and China. o Our organic growth in LatAm continued to be strong at 19.8%, which, it’s worth noting, is on top of 20% growth a year ago. We grew across all of our principal markets, which include Brazil, Argentina, Mexico, Chile and Colombia. o Our “Other Markets” group, which is made up of Canada, the Middle East and Africa, grew 10.6%. We were led by double-digit growth in the Middle East and solid growth in Canada. Moving on to slide 6, and our operating expenses:  Our adjusted EBITA margin on net revenue was 15.5% in the quarter, which, as expected, decreased from 16.3% a year ago.  You’ll recall that last year’s margin benefitted from several transitory effects, which were due to both the sharp acceleration of revenue growth during 2021 and to the impact of the pandemic on certain operating expenses which caused them to run at unusually low levels. These expenses include travel, meetings and in-office work. You’ll also recall that our hiring significantly lagged behind our top-line growth last year.  I would point out that our Q3 adjusted EBITA margin is well above the pre- pandemic third quarter of 2019, which was 14.7%.

7 This slide depicts our principal expenses as a percent to net revenue, this year and last year:  As you can see, our ratio of total salaries & related expense as a percentage of net revenue was 67.4% in the quarter, compared to 66.8% a year ago. o Underneath that SRS result, we de-levered on our expense for base payroll, benefits & tax due to the hiring that was required to support our 9.1% organic growth over the trailing twelve months. Headcount increased approximately 7% over the same period. o Going the other way, our expense for temporary labor decreased from a year ago, and our expense for performance-based employee incentive compensation also decreased significantly. o At quarter-end, our total worldwide headcount was approximately 58,500.  Also on this slide, our office & other direct expense was 14.3% of net revenue, compared to 13.3% a year ago. o We continued to leverage our expense for occupancy, which was 4.8% of [net] revenue, an improvement of 20 basis points from a year ago. o “All other” office & other direct expense was 9.5% of net revenue, compared with 8.3% a year ago. The comparison reflects the return of variable expenses that I referred to earlier as a result of increased levels of business activity, though not fully up to pre-pandemic levels.  Our SG&A expense was 0.8% of net revenue, a decrease of 60 basis points from a year ago. On slide 7 we present the detail on adjustments to our reported third-quarter results in order to provide a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to adjusted EBITA and our adjusted diluted EPS:  Our expense for the amortization of acquired intangibles, in the second [column], was $20.2 million.  Our restructuring adjustment was a $5.8 million credit, which here we have adjusted out of our results.  Below operating expenses, and shown in column five, we had a net gain of $15.0 million, due to the disposition of a few small, nonstrategic agencies and a business investment.  At the foot of this slide, you can see the after-tax impact per diluted share of each of these adjustments, which bridges our diluted EPS as reported at $0.64 to adjusted earnings of $0.63 per diluted share. Slide 8 depicts a similar set of adjustments for the nine months, again for continuity and comparability. Adjusted diluted earnings per share was $1.73 for the period.

8 On slide 9 we turn to cash flow in the quarter:  Cash provided by operations was $65.6 million. Cash used for working capital was $276.1 million. Operating cash flow before working capital was $341.7 million. As a reminder, our operating cash flow is both highly seasonal as well as volatile by quarter, due to changes in the working capital component. This is largely a function of the variability in the timing of our collections and payments.  In our investing activities we used $36.4 million, mainly for cap-ex, partially offset by the sale of a business investment.  Our financing activities in the quarter used $209.8 million, primarily for our common stock dividend and share repurchases.  Our net decrease in cash for the quarter was $211.0 million, and our cash position at quarter end was $1.77 billion. Slide 10 is the current portion of our balance sheet. Slide 11 depicts the maturities of our outstanding debt. As you can see on this schedule, total debt at quarter end remained at $3.0 billion. Our next maturity is April 2024 for only $250 million. Thereafter, our next maturity is not until 2028. Gross financial debt to EBITDA as defined in our credit facility covenant was 1.70-times at quarter-end. In summary, on slide 12, our teams continue to execute at a high level and have us well-positioned to deliver on our updated expectations for the year. I would like to reiterate our pride in and gratitude for the efforts of our people. The strength of our balance sheet and liquidity mean that we remain well-positioned both financially and commercially. And with that, I’ll turn it back to Philippe.

9 Mr. Krakowsky: Thanks, Ellen. Our growth thus far this year builds on a record of success that goes back some time. Embedding digital across the portfolio as well as adding a layer of data and tech to our offerings have been important parts of that playbook, along with our commitment to talent and strong agency brands. The convergence of media and entertainment with the impact of technology on the retail sector is leading to another major growth opportunity for brands, and that’s the evolving world of commerce and direct-to-consumer business models. To date, we’ve been successful in helping our clients create engaging and effective customer experiences, across a range of physical and digital environments. During the quarter, we took another important step along this journey when we announced our acquisition of RafterOne. The company is a leading Salesforce implementation partner that works with marketers and brands to deliver personalized content that engages and converts in a measurable, precise and repeatable way, across a range of marketing technology channels. With over 25 years of experience building digital journeys for clients and with more than 500 employees, RafterOne is a Salesforce Summit Partner, and that’s the highest tier awarded to implementation partners. By bringing IPG and RafterOne together, we are significantly enhancing our commerce capabilities on a key marketing technology platform, in both the B2C and B2B Salesforce clouds. RafterOne will continue to work independently with their own roster of clients, as well as work directly with IPG agencies, bringing their specialized commerce capabilities, whether that’s in strategy, service, data or CX implementation, to clients across our entire portfolio. Commerce and other forms of business transformation work can be a significant growth driver for us going forward, and the addition of RafterOne is an important step in rounding out our offerings in this space. Turning to highlights of performance across the Group in the quarter, a key sector that continues to show strength is healthcare. Reputationally, we continue to be the leader in this dynamic sector. IPG Health won “Healthcare Network of the Year” at the 2022 MM+M Awards. Collectively, our agencies took home 23 wins across 21 categories, making us the industry’s most awarded network. During the quarter, we launched IPG Health Medical Communications, which aligns eight agencies to create what we believe is the industry’s most comprehensive and interconnected medcomms offering. This type of specialized offering, available to all of our healthcare clients, is precisely the kind of benefit that we foresaw when we launched IPG Health just a little over a year ago.

10 Importantly, the company’s thought leadership and creative recognition also converted into growth, as IPG Health continued to win new business and grow with existing clients, including AstraZeneca, Pfizer, Teva and Boehringer Ingelheim. IPG Health was also a key part of a successful integrated media consolidation with Merck. At Mediabrands, we continue to see a high degree of engagement with many of the world’s most sophisticated marketers. During the quarter, we onboarded new clients, including Nike, and expanded our relationships with Merck and Teva. Last week, Mediabrands shared the fourth iteration of its Media Responsibility Index, which is proprietary research on the relative safety and fairness of media platforms, and this helps our clients make their media planning decisions in ways that are responsive to issues such as dis- and misinformation. Notably, we also promoted Eileen Kiernan, who is exceptionally client-focused and strategic, naming her Global CEO of IPG Mediabrands. In this regard, Eileen becomes the first female leader of a major media management group in the industry. Staying in the media space, as we see travel continue to bounce back, Celebrity Cruises just selected Mediahub as its media agency of record for North America. Acxiom played a significant role in this win, as the teams will develop custom audiences through addressable media to power this client’s highly personalized marketing efforts. During the quarter, Acxiom garnered recognition as a great place to work, with Fast Company naming it as one of the “Best Workplaces for Innovators” and Fortune naming the company a “Best Workplace in Technology” and a “Best Workplace for Women.” As Ellen indicated, the performance of two of our specialist digital agencies has been challenged as a result of the macroeconomic uncertainty that we are seeing. Both of these agencies are in the midst of evolving their premium offerings, which is a requirement to stay ahead in their space. When it comes to the strength of our brands in the creative advertising space, McCann, FCB and MullenLowe continued to distinguish themselves. During the quarter we announced a new Global CEO for McCann. Daryl Lee has a remarkable breadth of experience, spanning all facets of our industry and the full range of IPG. As such, Daryl is extremely well-positioned to advance the success of the network and drive it to further achieve its ambition, which is to be the global leader of creativity that drives growth for clients. We saw several wins in the quarter at McCann, including Beefeater Gin, McArthurGlen designer outlets and Hankook Tire. The Global Effie Effectiveness Index named McCann Worldgroup the “Most Effective Agency Network” for the fourth year running. And McCann was also named “Network of The Year” by the Gerety Awards, where an all- female jury “rewards the highest standard of creative excellence in advertising and communication.”

11 At FCB, the creative network won new assignments with existing global clients, including Kimberly-Clark, Clorox and AB InBev. And FCB’s Global Chair and Chief Creative Officer was honored by the AEF, the ANA’s Educational Foundation, with the Inspire Award, recognizing her commitment to education and inspiring young talent as it makes its way into our industry. MullenLowe Group saw a number of new business wins in the U.K. market, winning the Co-op retail chain, as well as Morgan Stanley, Value Retail and the Tic Tac and Nutella candy brands. MullenLowe continued to be recognized as one of the industry’s most creatively effective networks as well, and, for the 11th year in a row, was the top- ranked network, when scored dollar-for-dollar, in the Effie Effectiveness Index. During the quarter, we also created a new integrated agency called iX, which is based in London, to handle global creative, strategy and advertising for new client Bentley Motors. Our agencies that specialize in live events continued their strong return to growth. The industry is seeing budgets shift from more traditional marketing to the kinds of engaging experiences that allow consumers to build emotional connections and lasting relationships with brands, often connecting the physical and digital space. And having three of the industry’s premier global sports and brand experience companies within our organization is a point of differentiation for Interpublic. Notable highlights in the quarter here at Octagon included the creation and management of Coca-Cola’s FIFA World Cup Trophy Tour, as well as a nationwide campaign highlighting The Home Depot’s 20th season sponsoring ESPN’s “College GameDay.” Octagon and R&CPMK also worked with our Amazon client to kick off a campaign celebrating the launch of “Thursday Night Football” on Prime Video. And the athlete representation group within Octagon negotiated an MLB record-breaking contract extension for Julio Rodríguez with the Seattle Mariners, making it the largest in baseball history. At Jack Morton we saw significant wins with clients like McKesson, Siemens, Intel, Cigna, Riot Games and McDonald’s. The agency produced the Cadillac U.S. Open sponsorship at the U.S. Tennis Center and brought to life several major events for the first time since the pandemic began, including auto shows, large retail activations and wellness conferences. At Momentum, the network was named Adweek’s “Experiential Agency of the Year” and brought Jimmy Fallon’s “Tonight Show” to Fortnite. Among our public relations firms, Golin won AOR duties for West Monroe, a Chicago- headquartered digital services firm. The agency was also named as PR agency in the U.K. for Specsavers, the optical retail chain, while at Weber Shandwick, new business wins included SpotHero in North America and, working alongside FutureBrand and Jack Morton as part of a DXTRA Health team, Weber was awarded a significant brand launch by life-sciences company PerkinElmer.

12 At our U.S. independents during the quarter, The Martin Agency stood out as it extended its run of new business by winning Santander, LegalShield, Bud Light NEXT and Bud Light Seltzer. Deutsch LA won Strava, the #1 app for runners and cyclists. And Carmichael Lynch Relate onboarded new client Hostess Brands for a public relations remit. When it comes to our ESG programs, we continued to make notable progress during the quarter. We named our first Chief Sustainability Officer, we announced a new process for evaluating energy and fuel clients, and we once again released our domestic workforce data, which is a transparency commitment that IPG established, and which is now an industry standard. Our ongoing work in this area speaks to our commitment to embrace issues that are important not just to our people and our planet, but to our clients and other key stakeholders. For the year, we remain in a positive position from a net-new-business standpoint, and our net-new-business pipeline continues to be sound. Activity in new business does seem to be increasing as we head into the new year. Despite a more challenging macroeconomic environment, as you’ve seen our expectation is, given our strong performance through the first nine months, we are upgrading our view to organic growth for the full year to 7%. As you know, this compounds multi-year sector outperformance. Current results, combined with the continued execution of our long-term strategy, should remain significant drivers for sustained value creation going forward. Of course, given the macro, we’re going to stay committed to sound financial fundamentals, as Ellen was mentioning, and that’s allowed us to grow our dividend for 11 consecutive years. We’re also committed to continuing our strong repurchase program. We’re confident as well that the investments in talent and capabilities that we continue to make position IPG well for the future, with highly relevant and differentiated offerings, underpinned by this sound financial foundation and a strong balance sheet. As always, we want to thank our clients and our people, who are both essential elements of our success, and thank you as well for your time this morning. And, at this point, let’s open the call for questions. * * * * *

13 QUESTIONS AND ANSWERS Operator: Thank you. . . . Our first question is from Steven Cahall with Wells Fargo. You may go ahead. Steven Cahall, Wells Fargo: Thanks. Good morning. Maybe first, Philippe, could you talk a little more about the deferral of some of the digital project revenue you talked about? Is this a lot of the project revenue that often comes in, in the fourth quarter? Or is this more of a kind of longer-term comment reflecting the way clients are doing some of that contingency planning for 2023? And, relatedly, when your clients talk about contingency planning, and you see them maybe pulling back a little bit in 2023, do you think they’re just shifting the way they go to market? Or is that more of a sort of material slowdown in what they might spend on marketing? And then, I have a quick follow-up for Ellen. Philippe Krakowsky, Chief Executive Officer: I think it’s a shifting. I think it’s just — as I said, it’s being prepared and having both line of sight into how you’re going to prioritize and where you’re going to invest in order to drive performance given the macro. I think that, on the project side, it is a fourth-quarter comment more than anything else. I think what you are seeing is that it’s wanting to retain some optionality. So my sense is that we won’t necessarily have clarity or full commitment on some of those projects until a bit deeper into the quarter than we usually would. And so I don’t think we’re talking about something that is a long-term trend. It’s just a function of the current uncertainty. Mr. Cahall: Makes sense. And then, Ellen, it sure seems like the stock is not reflecting some of the strength in the business. I’ve got it about 10x earnings. You’ve got a really healthy balance sheet. I don’t think there’s much in terms of maturity until 2028. So, how do you, and Philippe and the Board, feel about leaning more aggressively into the buyback now, in a period of uncertainty, as opposed to waiting till a period of rebound? Ellen Johnson, Executive Vice President, Chief Financial Officer: Good morning, and thank you for the question. We believed in our equity before the sell-off, so — but we are very disciplined, we have a program that we execute against. We actively manage it, but it’s a program. And so, I think we’ll stick with it. But we definitely believe in the value of our shares. Mr. Cahall: Great. Thank you.

14 Mr. Krakowsky: Thank you. Operator: Thank you. The next question is from David Karnovsky with J.P.Morgan. You may go ahead. David Karnovsky, J.P.Morgan: Hi, thank you. Just following up on the commentary about clients engaging in scenario planning: Philippe, can you just walk through a little bit more what that process looks like? Are clients looking to put wholesale pauses into motion in case the macro suddenly gets worse? Or is this more about shifting brand into performance or building a lot more flexibility to adjust across channels? Philippe Krakowsky, Chief Executive Officer: Well, look, I think it’s everything that you said, and it really depends on where in our world we’re having the discussion. But, flexibility is a very big part of it at this point. And, then, understanding the implications of the decisions you make. And ultimately, as I said, if it’s a client where we’re the advisor and the consultant on the media side of things, then it does focus on the where and how they’re going to redeploy. If it’s an open-architecture client where we’re working with them in a really broad macro sense, then we might dial up certain capabilities, knowing that we’re heading into this moment in time. So, it is very kind of case dependent, and within some client categories are feeling it to a greater degree than others. I mean, I’d point out that where the macro is impacting is clients who are particularly exposed to the changes that we’re seeing. So, if high interest rates impact your business, if commodity input costs impact your business, then you’re thinking this through. So, there isn’t one answer, but I think it’s around that set of conversations, making the most informed decisions, and getting the mix between brand and performance and up and down the funnel, and actually linking those two increasingly and keeping some optionality, as I said earlier. Mr. Karnovsky: And then, Philippe, you noted continued strength in healthcare. Can you remind us of your client split there in terms of large pharma versus biotech? And then, just with biotech, how should we think about the medium-term outlook, just given some of the kind of pressure that sector is seeing in the public markets? Or is it kind of, count your own pipelines, just really removed from the macro? Thanks. Mr. Krakowsky: Sure. I mean, in health, I’d point out a couple of things. So, we’re fortunate in that we are very, very well represented among the largest players in the space. IPG Health clearly has been a focus by the nature of what we’ve just done a year ago and how

15 we’ve put that together, but it’s been a long-term investment that has led to that growth for us. And then, there are trends, underlying trends, that are clearly tailwinds to all of that. We have some biotech, but we’ve got a very balanced portfolio. I’d say that, specific to biotech, have we seen the market dislocation have some impact on funding there? Sure. But is that something that’s having a significant impact from where we sit, given the breadth of what we do? Not really. And then, beyond IPG Health, there’s sizable health business inside of Mediabrands, inside of marketing services. PR is very strong in that regard; DXTRA Health where we’re bringing a lot of the marketing services agencies together. So, that continues to feel to us like it’s an area that’s going to be pretty resilient. Mr. Karnovsky: Thank you. Mr. Krakowsky: Thank you. Operator: Thank you. And the next question is from Michael Nathanson with MoffettNathanson. You may go ahead. Michael Nathanson, MoffettNathanson: Thanks. Philippe, I have two. One is, it feels to us that the macro in Europe and the U.K. is obviously going to get worse through the winter. I wonder if the tone of business discussions is different by geography there. Can you talk about where the questions are coming about budgets that are skewed to Europe? And then, given the potential for slowdowns in those markets, what are you doing on the cost side to contingency plan? I know it’s hard to — if you had to take people out, capacity out, as it’s slower — but what are you doing thinking about planning for budget expenses in ’23 and the growth of budgets in ’23? So, thanks. Philippe Krakowsky, Chief Executive Officer: The impact definitely is not only disparate when you think about client sectors, but you can see it in our results, where we’ve got really strong LatAm, AsiaPac, other markets. Although everything does grow, every region was up. So, there isn’t a holistic answer that tells you what happens in each of those markets, although, clearly, economically you have to assume that that’s a region that’s going to be kind of heading into something before the rest of the world or maybe heading into something that other parts of the world don’t experience, right? On the cost side, we’re very clear, and we’ve been really consistent, as to all of the ways in which we can address those issues. So, whether you think about the fact that the model is flexible, and that’s clearly beneficial; whether you think about the fact that you do approach some of those markets with the understanding that the

16 underlying — the ways in which you bring people on and the ways in which you think about staffing are different in those markets just based on the local laws. And so, we’re very, very focused and disciplined around open reqs as we see change or more uncertainty in the macro. And that’s consistent across the board anywhere we operate. We look very hard at discretionary expenses, and, clearly, some of that has come back into the business in a way that I think is beneficial, because travel has meant seeing clients and getting together with colleagues. And some of those costs have also been around teams being together, which is important as we develop new capabilities. So, we’ll look at those. Freelance is another place we’ll look. Our incentive plan by its nature is going to be a governor on some of that. But it definitely has our attention, and it’s just going to require execution. So, there isn’t one size fits all, but Europe is definitely an area of focus for us. Mr. Nathanson: Thanks, Philippe. Mr. Krakowsky: Sure. Operator: Thank you. Next is Ben Swinburne with Morgan Stanley. You may go ahead. Benjamin Swinburne, Morgan Stanley: Thanks. Good morning. Maybe just shifting away from the macro for a minute, unless you want to keep talking about it. So, you can — Philippe Krakowsky, Chief Executive Officer: Everybody else seems to — Mr. Swinburne: Right. Exactly. On RafterOne and that kind of business broadly, Philippe, I know calling them system integrators is probably, that’s probably an old and limiting definition versus what they do today. But can you just talk about your strategy there? And how big is that business? Any sense of the size and profitability of that business? Not RafterOne per se but the entire IPG set of service offerings in what we might call software services, software integration. It’d be interesting to hear. And I’d be also interested on experiential and sponsorship which you highlight a bunch of successes at Octagon and Momentum. That’s an area where I would agree, it seems like there’s some secular growth. Is that an area you think the Company may want to get bigger in organically or inorganically over time? I’d be interested in, on both of, those topics. Thank you.

17 Mr. Krakowsky: Sure. And I think commerce is an interesting one. I mean, you said software. And obviously there’s a technology layer at Acxiom, and then there’s what we’re doing with data and tech with media. So, it’s not by any means the only place where we’ve got businesses that are sort of services plus a service such as a software layer of some kind. But on commerce, I guess, just breaking it down, there’s a B2C part, where clients need our help with everything from the design of a site to build of a site, the content creation, the CRM piece, and then business processes, because you often really have all the way down to payment transactional stuff. And for us the leader in that space has been MRM. So they excel in those areas. And so, to our mind, RafterOne kind of meaningfully bolsters that offering. Then, there’s the marketplace side. And so, that’s where we optimize media. We do SEO, we leverage social commerce, and you’re sort of doing a lot of message amplification, and you’re finding places where you intersect with the consumer. And then that, for us, it’s inside of Reprise Commerce. So that’s a big part of the story for us there. So those are two sizable places where we’ve housed a lot of that capability. And it all comes together under this umbrella of IPG Commerce. And then what we do is we activate a company like a ChaseDesign for in-store campaigns. Or, as you said, a Momentum for promotions and activations. But we also have specialist agencies in influencer management, for example. You have paid placements. And another big piece of it is going to be retail media. And so, we’re very active. You saw MAGNA put out a “How big is this? How big is it going to get?” And I think it’s, net, going to be a growth area for brands, and, therefore, for people who provide advisory services. So, we draw that from a number of our agencies. And then that’s kind of the martech side of it. But when you follow the consumer along the purchase journey, and you’re going awareness, purchase, but you’re also going loyalty, lifetime customer value, then you want it to play into Acxiom and the data that’s there, and you want to decide where and how you get martech and ad tech working together. So, that’s why I said we see it as a really big opportunity for us. And then on the experiential piece, when the pandemic hit, we scoped that for you all to say, circa maybe a little bit shy of 5% of our revenue. And the world closed, so that was clearly a very difficult time for them. But we see that as something that is a differentiator for us, collectively, those assets. And the question for us is to get them more focused on where clients are going, which is ROI and accountability and the digital component, building out digital into, and with, those organizations, we think it’s going to make the nature of what they do more precise and more accountable. It’s also a really interesting place to talk to clients about using all of that activity as a way to onboard first-party data about your customers in a way that’s very, very transparent, and therefore very, very compliant. So, we do think that that’s an area where there’s the opportunity for growth for us. Mr. Swinburne: Thank you.

18 Mr. Krakowsky: Sure. Operator: Thank you. Our next question is from Julien Roch with Barclays. You may go ahead. Julien Roch, Barclays: Yes. Good morning, Philippe and Ellen. Thank you very much for taking the question. Two, one for Ellen, one for Philippe. Ellen, on net interest, both Publicis and Omnicom said their debt was fixed, so no impact on interest expenses, while either higher interest meant more interest income. What about IPG, say, might you lower net interest? Could you quantify it? You have $1.8 billion of cash, yield on cash went from zero to four, so $64 million benefits? And then, Philippe, some agencies are saying that in case of downturns, some advertisers have learned their lessons from the last couple of downturns, and, therefore, we cut less. However, a recent survey from the World Federation of Advertisers polling 55 of the world’s largest advertisers concluded that the economy will be the main driver of the budget next year for 74% of them, which would indicate the intent to cut the same. So, if we go into a global recession next year, do you believe that advertisers would cut as in the past? Or will they behave differently? Thank you. Ellen Johnson, Executive Vice President, Chief Financial Officer: So, I will start. Thank you for the question. Good morning. Yes. As someone pointed out earlier, we do have a very strong balance sheet and lots of liquidity, and we do sit with cash. We actively manage our cash, maximizing interest income. We also have a very nice maturity profile with all fixed-rate debt. So, yes, I do believe it’s a benefit. We can follow back up with you with some quantification, but it’s something that all items on our balance sheet, liquidity, we put a lot of time and energy and manage it very carefully. Philippe Krakowsky, Chief Executive Officer: The bigger question, as I said in the prepared comments, it is a conversation that’s ongoing with the vast majority of our clients. There is an understanding and an acknowledgement that there’s a meaningful benefit to staying the course. We don’t break this out for you, but top-20, say, or top-40, clients have been growing consistent with the overall growth of the Company, although there are lots of ins and outs. Because as I said, if you’ve got certain factors that are impacting your business or your business model disproportionately. And it’s interesting because even supply chain we were talking about at the very beginning of the year, with all of you, and we said we don’t see it. We don’t think it’s in the conversations with clients. It might be later in the year, and there are one or two categories where it’s come into the conversation with clients. So, I do believe that clients understand it, and so, it will be a function of where they sit, if their company has the wherewithal to move through the period and stay invested.

19 And then, the other thing that we’ve also talked about is the tools available to clients and the ways in which we and some of our competitors have capabilities that can move much further down into the funnel or can do, as the question earlier alluded to, can do work that connects brand and performance. So, it really is dependent on how significant a downturn would we be looking at and whether people are in a position to do something that they know will benefit them in the long term, or whether they might have to take some action, kind of corrective action, to get through a period that might be more challenging for them. Mr. Roch: Okay. Very clear. Thank you very much. Mr. Krakowsky: Thank you.   Operator: Thank you. Our next question is from Tim Nollen with Macquarie. You may go ahead. Tim Nollen, Macquarie: Good morning, everyone. Thanks a lot for taking the question. I’d like to actually ask the recession question again, if you don’t mind, but in a different way. Let’s ignore the Q2 2020 recession because that was such a sudden weird thing, and let’s go back to like ’09 or ’01-’02. In those days you were very much a traditional media business, and now, you’re very much a digital media business doing lots of different things beyond measured media. And I wonder if you could help us understand, maybe if we all assume that measured media spending might drop in a recession, perhaps at similar rates as it did last time around, who knows, but you do so many other things right now. Is there a way to qualitatively or hopefully quantitatively assess what the spending might be with Acxiom, Kinesso on IT consulting, all those sorts of things beyond just traditional media? Philippe Krakowsky, Chief Executive Officer: I’m not sure that I can quantitatively assess. I mean, I can point to some of the things we’ve been talking about. Healthcare likely a place that is more resilient. E-commerce and areas where you have line of sight to ROI and much more either clarity on that or ability to go directly to the consumer, I think those feel like they’re going to be areas that are going to be less cyclical. Acxiom, as you said, if you think about the fact that two-thirds of their revenue is long-term fixed-fee contracts. And so, those are all areas which we believe will stand up better. When ’20 hit, areas where we had a more consultative business model, areas where we had more clarity around accountability and outcomes, which also includes our media business, all of those fared better. And it’s a big diversified portfolio, so that does mean, to your point, that you wouldn’t, I think, be looking at what we saw in ’08-’09, independent of whatever ’20 was. Which to your point is sort of super anomalous and still kind of having impacts all through every part of economic life, right?

20 Mr. Nollen: Yes. Thanks, Philippe. And just maybe one point of quantification, and it could be that all these things you’re talking about, you probably have it in your slides, but this is half or more than half of all the business you do, right? The traditional measured media stuff is way less than half, isn’t it? Mr. Krakowsky: Well, I mean, that’s a place where there have been times when folks in our sector said, our digital revenue is X, X%, Y%. And our point of view on that was always that it’s so embedded into everything we do, because we try to go to market when we engage with clients with something that’s integrated and something that solves for them, and is right for their business, that we then don’t spend the time trying to unpick it. And so, I can’t give you a GAAP-compliant measure that gives you that number. But it is a substantial part of our business. But our deal is that’s what drives growth. So, if our organic growth is strong, then you’ve got to assume that all of those things are a pretty big chunk of what we do. Mr. Nollen: Okay, great. Thanks. Operator: Thank you. Our last question comes from Craig Huber with Huber Research Partners. You may go ahead. Philippe Krakowsky, Chief Executive Officer: Hi, Craig. Craig A. Huber, Huber Research Partners: Hey, there. Hi. Quick question, just going back to the costs outlook for next year. Let’s say, hypothetically, let’s not make any big bets here, let’s assume next year’s organic revenue is flat. Ellen, I’d love to hear what leverage you think you could pull to potentially keep your margins flat next year in a scenario like that. Do you have much leeway to be able to do that? Ellen Johnson, Executive Vice President, Chief Financial Officer: Hi, Craig. Sure. If revenues were flat, given that scenario, it clearly would be our objective to be able to maintain our margins. The things that I would point to that give us a line of sight is we’re an experienced management team that has navigated together through many economic environments. As Philippe has pointed out, we have a flexible cost structure, right, between open reqs, attrition, temp help and incentive comp, which varies very closely with performance. All those things will help. And then, ultimately, it will depend upon the revenue mix, the costs of that, right? But it’s something that it would clearly be in our objective, and we think we have line of sight to.

21 Mr. Huber: Great. That’s all I had. Thank you. Philippe Krakowsky, Chief Executive Officer: Thank you. I think we are out of time. So, thanks, again, all, for your time and interest. We are back at it, and we look forward to sharing with you how we can close the year. Operator: Thank you. This concludes today’s conference. You may disconnect at this time.

22 Cautionary Statement This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:  the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;  the impacts of the Covid-19 pandemic, including unanticipated developments like the emergence of new coronavirus variants or any shortfalls in vaccination efforts, and associated mitigation measures such as social distancing efforts and restrictions on businesses, social activities and travel on the economy, our clients and demand for our services, which may precipitate or exacerbate other risks and uncertainties;  our ability to attract new clients and retain existing clients;  our ability to retain and attract key employees;  risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a challenging economy;  potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;  risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in interest rates, inflation rates and currency exchange rates;  developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, including laws and regulations related to data protection and consumer privacy;  the impact on our operations of general or directed cybersecurity events; and  failure to fully realize the anticipated benefits of our 2020 restructuring actions and other cost-saving initiatives. Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended September 30, 2022				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Gain on Business Dispositions[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$ 341.8	$ (20.2)	$ 5.8		$ 356.2
Total (Expenses) and Other Income[4]	(10.4)			$ 15.1	(25.5)
Income Before Income Taxes	**331.4**	**(20.2)**	**5.8**	**15.1**	**330.7**
Provision for Income Taxes	76.4	4.2	(1.8)	0.1	78.9
Equity in Net Income of Unconsolidated Affiliates	2.5				2.5
Net Income Attributable to Non-controlling Interests	(5.7)				(5.7)
Net Income Available to IPG Common Stockholders	$ 251.8	$ (16.0)	$ 4.0	$ 15.2	$ 248.6
Weighted-Average Number of Common Shares Outstanding - Basic	390.6				390.6
Dilutive effect of stock options and restricted shares	3.5				3.5
Weighted-Average Number of Common Shares Outstanding - Diluted	394.1				394.1
Earnings per Share Available to IPG Common Stockholders[5]:					
Basic	$ 0.64	$ (0.04)	$ 0.01	$ 0.04	$ 0.64
Diluted	$ 0.64	$ (0.04)	$ 0.01	$ 0.04	$ 0.63

[1] Restructuring charges of $(5.8) in the third quarter of 2022 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Primarily relates to a cash gain in the third quarter of 2022 related to the sale of an equity investment, as well as gains on dispositions of businesses and the classification of certain assets as held for sale.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

23

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Nine Months Ended September 30, 2022				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Gain on Business Dispositions[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$ 936.6	$ (62.6)	$ (0.7)		$ 999.9
Total (Expenses) and Other Income[4]	(80.5)			$ 4.5	(85.0)
Income Before Income Taxes	**856.1**	**(62.6)**	**(0.7)**	**4.5**	**914.9**
Provision for Income Taxes	209.2	12.7	(0.2)	0.1	221.8
Equity in Net Income of Unconsolidated Affiliates	3.3				3.3
Net Income Attributable to Non-controlling Interests	(9.4)				(9.4)
Net Income Available to IPG Common Stockholders	$ 640.8	$ (49.9)	$ (0.9)	$ 4.6	$ 687.0
Weighted-Average Number of Common Shares Outstanding - Basic	392.7				392.7
Dilutive effect of stock options and restricted shares	3.5				3.5
Weighted-Average Number of Common Shares Outstanding - Diluted	396.2				396.2
Earnings per Share Available to IPG Common Stockholders[5]:					
Basic	$ 1.63	$ (0.13)	$ 0.00	$ 0.01	$ 1.75
Diluted	$ 1.62	$ (0.13)	$ 0.00	$ 0.01	$ 1.73

[1] Restructuring charges of $0.7 in the first nine months of 2022 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Primarily includes a cash gain in the first nine months of 2022 related to the sale of an equity investment, offset by a non-cash loss related to the deconsolidation of a previously consolidated subsidiary in which we maintain an equity investment, as well as losses on dispositions of businesses and the classification of certain assets as held for sale.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

24

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
Revenue Before Billable Expenses	**$ 2,296.2**	**$ 2,261.7**	**$ 6,898.9**	**$ 6,559.0**
Non-GAAP Reconciliation:				
Net Income Available to IPG Common Stockholders	**$ 251.8**	**$ 239.9**	**$ 640.8**	**$ 594.9**
Add Back:				
Provision for Income Taxes	76.4	73.9	209.2	184.4
Subtract:				
Total (Expenses) and Other Income	(10.4)	(33.2)	(80.5)	(190.1)
Equity in Net Income of Unconsolidated Affiliates	2.5	0.2	3.3	0.4
Net Income Attributable to Non-controlling Interests	(5.7)	(4.7)	(9.4)	(9.9)
Operating Income	**341.8**	**351.5**	**936.6**	**978.9**
Add Back:				
Amortization of Acquired Intangibles	20.2	21.5	62.6	64.7
Adjusted EBITA	**$ 362.0**	**$ 373.0**	**$ 999.2**	**$ 1,043.6**
Adjusted EBITA Margin on Revenue before Billable Expenses %	*15.8 %*	*16.5 %*	*14.5 %*	*15.9 %*
Restructuring Charges[1]	(5.8)	(3.5)	0.7	(2.4)
Adjusted EBITA before Restructuring Charges	**$ 356.2**	**$ 369.5**	**$ 999.9**	**$ 1,041.2**
Adjusted EBITA before Restructuring Charges Margin on Revenue before Billable Expenses %	*15.5 %*	*16.3 %*	*14.5 %*	*15.9 %*

[1] Restructuring charges of $(5.8) and $0.7 in the third quarter and first nine months of 2022, respectively, were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business. Restructuring charges of $(3.5) million and $2.4 million in the third quarter and first nine months of 2021, respectively, were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

25

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended September 30, 2021				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Sales of Businesses[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$ 351.5	$ (21.5)	$ 3.5		$ 369.5
Total (Expenses) and Other Income[4]	(33.2)			$ 1.7	(34.9)
Income Before Income Taxes	**318.3**	**(21.5)**	**3.5**	**1.7**	**334.6**
Provision for Income Taxes	73.9	4.2	0.0	0.0	78.1
Equity in Net Income of Unconsolidated Affiliates	0.2				0.2
Net Income Attributable to Noncontrolling Interests	(4.7)				(4.7)
Net Income Available to IPG Common Stockholders	$ 239.9	$ (17.3)	$ 3.5	$ 1.7	$ 252.0
Weighted-Average Number of Common Shares Outstanding - Basic	393.5				393.5
Dilutive effect of stock options and restricted shares	6.3				6.3
Weighted-Average Number of Common Shares Outstanding - Diluted	399.8				399.8
Earnings per Share Available to IPG Common Stockholders[5]:					
Basic	$ 0.61	$ (0.04)	$ 0.01	$ 0.00	$ 0.64
Diluted	$ 0.60	$ (0.04)	$ 0.01	$ 0.00	$ 0.63

[1] Restructuring charges of $(3.5) million in the third quarter of 2021 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Primarily includes a non-cash gain in the third quarter of 2021 related to the deconsolidation of a previously consolidated subsidiary in which we maintain an equity interest, partially offset by losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

26

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Nine Months Ended September 30, 2021					
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Sales of Businesses[2]	Loss on Early Extinguishment of Debt[3]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[4]	$ 978.9	$ (64.7)	$ 2.4			$ 1,041.2
Total (Expenses) and Other Income[5]	(190.1)			$ (12.5)	$ (74.0)	(103.6)
Income Before Income Taxes	**788.8**	**(64.7)**	**2.4**	**(12.5)**	**(74.0)**	**937.6**
Provision for Income Taxes	184.4	12.6	0.3	1.7	18.5	217.5
Equity in Net Income of Unconsolidated Affiliates	0.4					0.4
Net Income Attributable to Noncontrolling Interests	(9.9)					(9.9)
Net Income Available to IPG Common Stockholders	$ 594.9	$ (52.1)	$ 2.7	$ (10.8)	$ (55.5)	$ 710.6
Weighted-Average Number of Common Shares Outstanding - Basic	392.8					392.8
Dilutive effect of stock options and restricted shares	5.5					5.5
Weighted-Average Number of Common Shares Outstanding - Diluted	398.3					398.3
Earnings per Share Available to IPG Common Stockholders[6]:						
Basic	$ 1.51	$ (0.13)	$ 0.01	$ (0.03)	$ (0.14)	$ 1.81
Diluted	$ 1.49	$ (0.13)	$ 0.01	$ (0.03)	$ (0.14)	$ 1.78

[1] Restructuring charges of $(2.4) million in the first nine months of 2021 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale, partially offset by a non-cash gain in the third quarter of 2021 related to the deconsolidation of a previously consolidated subsidiary in which we maintain an equity interest.

[3] Consists of a loss incurred in the first quarter of 2021 related to the early extinguishment of our 4.000% unsecured senior notes due 2022, 3.750% unsecured senior notes due 2023 and half of our 4.200% unsecured senior notes due 2024.

[4] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[5] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[6] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

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